Exhibit 99.1


April 30, 2003

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. ANNOUNCES PURCHASE OF HAWKEYE STATE BANK IN IOWA CITY, IOWA

West Des Moines, IA - West Bancorporation, Inc., (WTBA) through its wholly-owned subsidiary, West Des Moines State Bank (West Bank), has entered into an agreement to purchase the assets and assume the liabilities of Hawkeye State Bank, Iowa City, Iowa.

Thomas E. Stanberry, Chairman, President and Chief Executive Officer of West Bancorporation stated "We had been looking for sometime for the right acquisition to expand beyond the metropolitan Des Moines area. Hawkeye State Bank matches up very nicely with West Bank and the Iowa City market is an exciting market."

No personnel changes are anticipated. A search is underway to fill the open position of president of Hawkeye State Bank.

An advisory board will be formed for the Iowa City market.

Mr. Russell Gerdin, Chairman of Hawkeye State Bank, noted "When I decided to sell the Bank, I wanted a buyer that would continue the level of customer service and community involvement Hawkeye State Bank has demonstrated over the years. I am very pleased to have reached an agreement with West Bank."

Hawkeye State Bank is a commercial bank with two locations in Iowa City, Iowa. Total assets of the bank are approximately $140,000,000 with deposits of approximately $90,000,000.

West Bank is paying a premium above book value of $15,050,000. This transaction is anticipated to be accretive to consolidated earnings per share immediately. West Bank will pay cash in this transaction. No stock will be issued.

The process of obtaining approval from the banking regulatory agencies will begin immediately. It is anticipated this transaction will be completed in August.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and through its subsidiary, West Bank, has been serving the greater metropolitan Des Moines area for 110 years. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses and is a leader in Small Business Administration (SBA) lending. The Bank has eight full-service offices and a growing network of ATM's.


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